FOR IMMEDIATE RELEASE

Ciena Appoints Devinder Kumar to Board of Directors

HANOVER, Md. - August 29, 2019 - Ciena® Corporation (NYSE: CIEN), a networking systems, services and software company, today announced that Devinder Kumar has been appointed to Ciena’s Board of Directors, effective immediately.

Mr. Kumar, age 63, currently serves as Senior Vice President, Chief Financial Officer and Treasurer of Advanced Micro Devices, Inc. (NASDAQ: AMD), in which capacity he is responsible for the company’s global finance organization as well as global corporate services and facilities. Since he joined AMD in 1984, Mr. Kumar has progressed through several leadership positions in corporate accounting and corporate finance, including serving as corporate controller and assistant treasurer. He also spent 10 years in Asia as financial controller for AMD Penang and group finance director for the AMD Manufacturing Services Group across Singapore, Thailand, China and Malaysia.

“Devinder brings substantial experience in corporate strategy and financial management in the technology arena, as well as a vast global perspective of the industry through his current and previous positions,” said Gary Smith, president and CEO of Ciena. “We look forward to his insights and guidance as we continue to execute on our strategy and remain focused on delivering consistent and differentiated financial performance.”

Mr. Kumar received a Bachelor of Science degree from the University of Malaya, Malaysia, a Master of Science degree in biology from the University of California, Santa Barbara, and an MBA in finance from the University of California, Los Angeles.
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About Ciena
Ciena (NYSE: CIEN) is a networking systems, services and software company. We provide solutions that help our clients create the Adaptive Network in response to the constantly changing demands of their users. By delivering best-in-class networking technology through high-touch consultative relationships, we build the world’s most agile networks with automation, openness and scale. For updates on Ciena, follow us on Twitter @Ciena, LinkedIn, the Ciena Insights blog, or visit www.ciena.com.

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